UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of Earliest Event Reported):December 26, 2007

COMMERCE PLANET, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

UTAH	333-34308	87-052057
(State or Other Jurisdiction of Incorporation of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South La Patera Lane, Suite 8
Goleta, California 93117
(Address of Principal Executive Offices)

(805) 964-9126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On December 26, 2007, the Company entered into a Share Repurchase Agreement (the “Agreement”) with Charles Gugliuzza, the former President and current director of the Company. Pursuant to the Agreement, the Company purchased an aggregate of 1,800,000 shares of common stock of the Company from Mr. Gugliuzza at a per share price equal to $0.34 in exchange for a cash payment equal to $185,000 and the issuance of a promissory note (the “Note”) in the principal amount of $427,000.

The principal amount and all accrued and unpaid interest under the Note is due and payable by the Company on June 30, 2008 (the “Maturity Date”); provided that, the Company has the option to extend the Maturity Date to December 31, 2008 in exchange for an extension fee of $10,625.  The Company shall repay $90,400 of the principal amount due under the Note by February 15, 2008. The Note pays interest at a rate equal to 8% per annum, however, the interest rate shall increase to 13% per annum from June 30, 2008 to December 31, 2008 if the Company elects to extend the Maturity Date.  The Company has the right to prepay all or any portion of the outstanding principal amount and all accrued and unpaid interest due under the Note at any time without penalty.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1	Share Repurchase Agreement dated December 26, 2007 by and between Commerce Planet, Inc. and Charles Gugliuzza.

10.2	$427,000 Promissory Note of Commerce Planet, Inc dated December 26, 2007 issued to Charles Gugliuzza.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008	By: /s/ Tony Roth
Name: Tony Roth
Title: Chief Executive Officer